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             U.S. SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549




                           FORM 8-K

                        CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


                  Date of Report May 8, 2003
               (Date of earliest event reported)


              FAMILY STEAK HOUSES OF FLORIDA, INC.
      (Exact name of registrant as specified in its charter)


                         Florida
         (State or other jurisdiction of incorporation)

       _____________                   59-2597349
(Commission File Number)    (IRS Employer Identification No.)


2113 Florida Boulevard, Neptune Beach, FL        32266
(Address principal executive offices)          (Zip Code)


Registrant's telephone number, including area code (904) 249-4197

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Item 5.     Other Events

     On May 8, 2003, Family Steak Houses of Florida, Inc. (the "Company") issued a press release announcing that the Company had received a Nasdaq Staff Determination on May 1, 2003 stating that the Company's common stock will be delisted from the Nasdaq SmallCap Market at the opening of business on May 12, 2003.



Item 7.     Financial Statements and Exhibits

           (c)     Exhibits.

           99.1    Press Release dated May 8, 2003.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           FAMILY STEAK HOUSES OF FLORIDA, INC.


Date:  May 14, 2003        By:__________________________________
                           Glen F. Ceiley, Chief Executive Officer


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                           EXHIBIT INDEX


Exhibit No.



99.1 Press Release dated May 8, 2003 issued by Family Steak Houses of Florida, Inc.

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Exhibit 99.1





Edward B. Alexander
President                                             May 8, 2003
(904) 249-4l97

                FAMILY STEAK HOUSES OF FLORIDA, INC.
                     ANNOUNCES NASDAQ DELISTING
                       ______________________

NEPTUNE BEACH, FLORIDA - Family Steak Houses of Florida, Inc. (NASDAQ:RYFL), announced today that it received a Nasdaq Staff Determination on May 1, 2003 stating that the Company has not regained compliance with the minimum market value of publicly held shares of $1,000,000 as set forth in Nasdaq Marketplace Rule 4310(c)(8)(B), does not meet the independent director and audit committee requirements as set forth in Nasdaq Marketplace Rules 4350(c) and 4350(d)(2), and has not paid its 2003 annual fee in accordance with Nasdaq Marketplace Rule 4310(c)(13). The Company's common stock will be delisted from the Nasdaq SmallCap Market at the opening of business on May 12, 2003. Once delisted, the Company's common stock is expected to trade on the Over-The-Counter Bulletin Board (OTCBB) under the same trading symbol (RYFL). For more information on the OTCBB, visit the OTCBB web site at www.otcbb.com or to trade OTCBB securities, contact a registered broker or dealer.

Edward Alexander, President of the Company, stated, "We have decided not to appeal Nasdaq's decision regarding the delisting, since it appears we will not be able to comply with the market value of publicly held shares requirement within such a short time frame. However, we believe our shareholders will still be able to trade the Company's shares on the OTCBB without any difficulty. Also, we will save a significant amount in costs previously paid each year to Nasdaq for the annual listing fee, issuance of stock options, and other Nasdaq fees that we do not believe benefited our shareholders."

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